Exhibit 10-a.2

SAMPLE
ADVANTA CORP.
STOCK AWARD GRANT DOCUMENT

          This Restricted Stock Award Grant Document (the “Grant Document”) constitutes the Grant Document for the Award granted by Advanta Corp. (the “Company”) pursuant to the terms of the Advanta Corp. 2000 Omnibus Stock Incentive Plan (the “Plan”), on <<GrantDate>> (the “Date of Grant”) to <<Recipient>> (the “Grantee”), and is subject to all applicable terms and conditions set forth in the Plan.

     1. Definitions. All terms stated with initial capitalization within this Grant Document shall have the meaning set forth in the Plan unless otherwise defined herein or as may be required by the context. As used herein:

(a)	“Base Price” means <<price>>, which is the 90 day trailing average of Advanta Class B common stock beginning with the first of the month in which you entered the program.

(b)	“Restricted Period” means, with respect to each Share that is subject to this Grant Document, the period beginning on the Date of Grant and ending on the Vesting Date.

(c)	“Restricted Stock” means the <<#>>shares that have been granted subject to the terms of this Grant Document.

(d)	“Target Bonus” means the bonus generally payable to the Grantee under the terms of the Advanta Management Incentive Program.

(e)	“Target Bonus Percentage” means the percentage of Performance Salary on which the Target Bonus is determined.

(f)	“Vesting Date” shall mean the date on which a share of Restricted Stock ceases to be subject to restrictions, as set forth in Section 3, below.

(g)	“Election Percentage” means the portion of the Target Bonus, elected by the Grantee upon entry in the Advanta Management Incentive Program, to be received in the form of Restricted Stock.

(h)	“Target Change” means the implementation of a higher or lower Target Bonus Percentage for a Grantee. From time-to-time, a Grantee’s position may change and the Committee may revise a Grantee’s Target Percentage, which will often result in a higher Target Bonus. In such cases, for each year remaining in the AMIP program, the difference between the new and prior Target Bonuses will be divided by the new Base Price and multiplied by the Election Percentage to compute a grant of Restricted Stock.

(i)	“Performance Salary” means the base salary in effect for the Grantee on the later of:

•	the date the participant entered the program,

•	the date the Grantee receives a Target Change, or

•	January 1st of the performance year.

(j)	“Award Percentage” means the percentage of Target Bonus that the Committee determines should be paid to the Grantee for performance in the year in question.

     2. Restrictions on the Restricted Stock. During the Restricted Period, Grantee shall not be permitted to sell, transfer, pledge or assign the Restricted Stock except by will or by the laws of descent and distribution. The Company shall, in its discretion, either maintain possession of the certificates respecting the Restricted Stock, place the certificates in the custody of an escrow agent for the duration of the Restricted Period or transfer certificates to the Grantee; provided, however, that such certificates shall be legended in a manner determined to be appropriate by the Committee that indicates such restrictions as are in effect with respect to the Restricted Stock evidenced by such certificates.

     3. Lapse of Restrictions. Subject to the terms and conditions set forth herein and in the Plan, the restrictions set forth in Paragraph 2 with respect to each of the shares of Restricted Stock shall lapse on the applicable Vesting Date.

          (a) General Vesting Date: For purposes of this Grant Document, the applicable Vesting Date for all shares of Restricted Stock shall occur on the 10th anniversary of the Date of Grant; provided, however, that on such date the Grantee is, and has continuously been, during the period commencing on the Date of Grant and ending on the Vesting Date as determined under this subparagraph 3(a), an employee of the Company or of an Affiliate.

          (b) Establishment of Accelerated Vesting Date: Notwithstanding the determination of the applicable Vesting Date under subparagraph 3(a), above, an earlier Vesting Date may be established by the Committee with respect to Restricted Stock as follows:

               (i) A Vesting Date may be established with respect to a maximum of the number of shares of Restricted Stock which comprise the Target Bonus with respect to the year in question; which Vesting Date shall be the date a bonus would be payable to Grantee under the terms of the Advanta Management Incentive Program with respect to services provided during the years 2002, 2003, 2004, and 2005; provided, however, that no Vesting Date shall be established under this subparagraph 3(b) unless Grantee continues to be an employee of the Company as of such date.

               (ii) The number of shares of Restricted Stock for which a Vesting Date is established shall be equal to the Award Percentage multiplied by the dollar value of the Grantee’s Target Bonus at the time the Restricted Stock was granted and multiplied by the Election Percentage, divided by the Base Price. Base Prices as applicable with respect to initial grants and grants associated with Target Changes.

          (c) Vesting Date on Death, Disability or Retirement: In the event of the death, Disability or retirement of the Grantee, the Committee may, after considering any recommendation of the President with respect to the performance of the Grantee and of the Company for the portion of the then current year prior to such death, Disability or retirement, direct that a Vesting Date be established with respect to a portion of the Restricted Shares for which a Vesting Date would have been established had the Grantee worked the entire year and been granted a Target Bonus for such year. The determination of the portion of such Restricted Shares for which a Vesting Date is established shall be made entirely at the discretion of the Committee. The Vesting Date established pursuant to this subparagraph 3(c) shall be the date established as soon as administratively practicable following the date of such determination.

          (d) Vesting Date on Change of Control: In the event there is a Change of Control or, if the Committee establishes an accelerated vesting date in anticipation of a Change of Control, the Committee may, after considering any recommendation of the Chairman and President with respect to the performance of the Grantee and of the Company with respect to the portion of the then current year prior to such actual or anticipated Change of Control, direct that a Vesting Date be established with respect to a pro rata portion of the Restricted Shares which would have become vested had the employee worked the entire year, all as determined at the discretion of the Committee.

     4. Rights of Grantee. During the Restricted Period, Grantee shall have all of the rights of an owner of Common Stock, including the right to receive dividends. Stock dividends with respect to the Restricted Stock shall be subject to the same restrictions as the Restricted Stock.

     5. Forfeiture of Restricted Shares. All Restricted Shares for which a Vesting Date has not been attained shall be forfeited without the receipt of any payment by the Grantee upon the last day of the Grantee’s employment or service with the Company or a subsidiary thereof, except to the extent that the Committee determines to establish a Vesting Date, as set forth in Section 3 with respect to termination of employment on account of death, Disability or Retirement. Restricted Shares, which are forfeited, shall be canceled by the Company without any action by the Grantee.

     6. Notices. Any notice to the Company under this Agreement shall be made in care of the Committee to the office of the General Counsel, at the Company’s main office in Spring House, Pennsylvania. All notices under this Agreement shall be deemed to have been given when hand-delivered or mailed, first class postage prepaid, and shall be irrevocable once given.

     7. Securities Laws. The Committee may from time to time impose any conditions on the Restricted Stock as it deems necessary or advisable to ensure that Shares are issued and resold in compliance with the Securities Act of 1933, as amended.

     8. Delivery of Shares. Within ten (10) business days of the Vesting Date, the Company shall, without payment from the Grantee (or the person to whom ownership rights may have passed by will or the laws of descent and distribution) for the Restricted Stock, deliver to the Grantee (or such other person) a certificate for the Restricted Stock without any legend or restrictions, except for such restrictions as may be imposed by the Committee, in its sole judgment, under this Paragraph 8. Prior to delivery of the Restricted Stock Certificate, the Grantee must satisfy the tax withholding requirements imposed by the federal, state and local governments. The Company may condition delivery of certificates for Shares upon the prior receipt from Grantee (or such other person) of any undertakings which it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws. The right to payment of any fractional Shares shall be satisfied in cash, measured by the product of the fractional amount times the fair market value of a Share on the Vesting Date, as determined by the Committee.

     9. Award Not to Affect Employment. The Award granted hereunder shall not confer upon Grantee any right to continue in the employment of the Company or any Subsidiary Company or Affiliate of the Company.

     10. Amendment to Grant Document. Notwithstanding anything contained herein to the contrary, the Committee shall have the authority to amend or modify the terms and conditions set forth in this Grant Document, including, without limitation, a change in the Base Price, if the Committee determines, at its discretion, that any such amendment or modification is appropriate in order to maintain the effectiveness of the Award as a method for providing current performance incentives for the Grantee or to effectuate such other goals or objectives that the Committee determines may appropriately be furthered by any such amendment or modification; provided, however, that the terms of this Grant Document may not be changed in a manner that is unfavorable to the Grantee without the Grantee’s consent.

     11. Miscellaneous.

          (a) The address for Grantee to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be the Grantee’s address as reflected in the Company’s personnel records.

          (b) Grantee acknowledges receipt of a copy of the Plan, a copy of which is annexed hereto, and represents that he/she is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions thereof. Grantee agrees to hereby accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement. Grantee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him/her any taxes required to be withheld be federal, state or local law in connection with the Award.

          (c) The validity, performance, construction and effect of this Award shall be governed by the laws of Pennsylvania, without giving effect to principles of conflicts of law.